EXHIBIT 5.1

[KMK Letterhead]

March 25, 2021

CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, New York 10989

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement"), as filed by you with the Securities and Exchange Commission on the date hereof with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 shares, $0.01 par value per share, of the common stock (the "Shares") of CreditRiskMonitor.com, Inc., a Nevada corporation (the "Company"), to be issued and sold by the Company pursuant to the provisions of the 2020 Long Term Incentive Plan, as amended from time to time, of the
Company for sale by the holders thereof.

We are qualified to practice law in the State of Ohio. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be qualified to opine on, any laws other than the laws of the State of Ohio, Chapter 78 of the Nevada Revised Statutes and the federal laws of the United States of America.

We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, and assuming the accuracy and completeness of all information supplied us by the Company, it is our opinion that the Shares have been duly authorized, and, when issued upon exercise of stock options or in connection with other awards granted under the Plan, against receipt by the Company of any required payment therefor, will be legally issued, fully paid and non-assessable under the laws of the State of Nevada.

This opinion is given as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.  This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to be named in the Registration Statement as the attorneys who have passed upon legal matters in connection with the issuance of the common stock and to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Keating Muething & Klekamp PLL